(10.70) Operating Agreement of Peakwood, L.L.C. between Aero Services
          International, Inc. and Peakwood Capital Corporation dated
           January 11, 1996.

                                          OPERATING AGREEMENT
                                                  OF
                                           PEAKWOOD, L.L.C.

      THIS OPERATING AGREEMENT, made as of the 11th day of January, 1996, by and between PEAKWOOD CAPITAL CORPORATION, a
Virginia corporation, and AERO SERVICES INTERNATIONAL, INC., a
Louisiana corporation.

                                         W I T N E S S E T H :

      In consideration of the mutual covenants herein contained, the parties agree as follows:

       1.  FORMATION
           AND TERM.
  A.Formation.
The parties have formed a limited liability company pursuant to the Virginia Limited Liability Company Act by filing articles of organization with the Virginia State Corporation Commission.

 B.Term.

The Company shall continue until December 31, 2026, unless sooner terminated in accordance with this Agreement and the Virginia Limited
Liability Company Act.

       2. DEFINITIONS.

The following terms used in this Agreement shall (unless otherwise expressly provided herein or unless the context otherwise requires) have the following respective meanings:

A.Act.
The Virginia Limited Liability Company Act, as set forth in the Code of Virginia, as it may be amended or superseded from time to time.

B.Agreement.
This Operating Agreement, as originally executed and as amended from time to time, as the context requires.

C.Bankruptcy.

(1)  The filing
of an application by a Member for, or its consent to, the appointment of a trustee, receiver, or custodian of its assets;

(2)  The entry
of an order for relief with respect to a Member in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time;

(3)  The making
by a Member of a general assignment for the benefit of creditors;

(4)  The entry
of an order, judgment or decree by any court of competent jurisdiction appointing a trustee, receiver or custodian of the assets of a Member unless the proceedings and the person appointed are dismissed within ninety (90) days;

(5)  The failure
by a Member generally to pay its debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of its inability to pay its debts as they become due; or

(6)  Suffering
or permitting a Member's Interest to become subject to the enforcement of any rights of a creditor of a Member, whether arising out of an attempted charge upon that Member's Interest by judicial process or otherwise, if that Member fails to effectuate the release of those enforcement rights, whether by legal process, bonding, or otherwise, within ninety (90) days after actual notice of that creditor's action.

D.Capital Account.

As of any date the capital account maintained for each Member under Section 5E.

E.Capital Contribution.

The total amount of money and the agreed upon fair market value of property contributed to the Company by a Member on the date of contribution, net of liabilities secured by that contributed property that the Company is considered to assume or to be subject to under Section 752 of the Code.

F.Code.
The 1986 Internal Revenue Code, as amended from time to time.

G.Company.

Peakwood,
L.L.C.

H.Disposition.
The sale, assignment, transfer, exchange or other disposition of an Interest, in any manner, whether voluntary or involuntary, or by operation of law or otherwise.

I.Gain or Loss from Sale.

Any gain or loss for federal income tax purposes resulting from the sale or other disposition of the capital assets of the Company not in the ordinary course of the Company's business.

J.Interest.

The ownership interest, expressed as a percentage, of a Member in the Company at any particular time, initially as set forth in Section 5A, including the right of the Member to any and all benefits to which the Member is entitled and the obligations to which the Member is subject under the Agreement.

K.Manager.

A person chosen pursuant to Section 7A.

L.Members.

Peakwood Capital Corporation, a Virginia corporation, and Aero Services International, Inc., a Louisiana corporation, and any person or entity admitted as an additional Member or a successor Member under this Agreement.

M.Net Income or Net Loss.

The income or loss, as the case may be, of the Company for a period as determined in accordance with Section 703(a)(1) of the Code, including each item of income, gain, loss or deduction required to be separately stat ed.

N.Regulations.

The regulations issued under the Code, as amended from time to time.

O.Successor in Interest.

The person who succeeds to an Interest upon the death, incompetency, dissolution or Bankruptcy of a Member.

 3.                        NAME, OFFICE OF THE COMPANY AND REGISTERED AGENT.

A.Name.

The name of the Company is Peakwood, L.L.C. The business of the Company may be conducted under such trade or fictitious names as the Members may determine.

B.Office of the
Company.

The principal place of business of the Company shall be Crestar Bank Building, Suite 1250, 310 First Street, Roanoke, Virginia 24011. The specified office of the Company at which shall be kept the records required to be maintained by the Company under the Act shall be P. O. Box 571, Roanoke, Virginia 24003, or such other place or places as the Members shall deem advisable.

C.Registered
Agent.

The Company's agent for service of process shall be G. Franklin Flippin, 200 First Campbell Square, P. O. Box 2887, Roanoke, Virginia 24001-
2887, or such other person as the Members may designate.

    4.     BUSINESS OF THE COMPANY.

    The business of the Company shall be to acquire, manage, hold, lease, sell, exchange or otherwise dispose of certain Dun & Bradstreet
Receivable Management Services franchises and other franchises.

       5. MEMBERS,
          INTERESTS
          AND CAPITAL.

 A.Members and Interests.

The names and Interests of the Members are as follows:

Name                         Interests

Peakwood Capital Corporation        60%
Aero Services International, Inc.   40%

B.Initial
Capital Contribution.

The Members
shall contribute to the Company the property set forth opposite the name of each as specified below:

Name
Contribution

Peakwood Capital Corporation
The right to purchase franchises for Dun & Bradstreet Receivable Management Services for Western Virginia, Kentucky and West Virginia (the "Franchises ")

    Aero Services International, Inc.$150,000

The Capital Contribution of Aero Services International, Inc., shall be payable to the Company in three installments to be made on or before the following dates in the amounts specified and shall be repaid to Aero Services International, Inc., in accordance with
Section 6 of the Agreement:

                                January 10, 1996$100,000
                                February 10, 1996$ 25,000
                                March 10, 1996$ 25,000

C.
      Failure to Make Capital Contribution in Accordance with this
      Agreement.

In the event
that Aero Services International, Inc., fails to contribute any installment of its Capital Contribution to the Company on or before the dates specified in subparagraph B of this Section 5, Peakwood Capital Corporation may, at its option exercisable by notice to Aero Services International, Inc., within thirty (30) days after the due date of such installment, purchase the Interest of Aero Services International, Inc., at a purchase price of fifty percent (50%) of capital actually contributed; provided, however, that Aero Services International, Inc., shall have a period of fifteen (15) days from the date of said notice to cure any such failure to contribute an installment.

D.Guaranty of
Company Indebtedness. The Members
shall not be obligated to guarantee the Company indebtedness unless they mutually agree to do so.

E.Capital
Accounts.
(1)A Capital
Account shall be established and maintained for each Member. A Member shall have a single Capital Account, regardless of class and regardless of the time or manner in which any portion of that Interest was acquired. If an Interest is transferred in accordance with this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

(2)As of any
date, a Member's Capital Account shall consist of: (i) the sum of (A) the amount of money contributed by it to the Company, (B) the agreed upon fair market value of property contributed by it to the Company, (C) allocations to it of Net Income and Gain from Sale (or items thereof), and (D) the amount of any Company liabilities assumed by that Member or that are secured by any Company assets distributed to that Member; minus (ii) the sum of
(A) the amount of money distributed to it by the Company, (B) the fair market value of property distributed to it by the Company, (C) allocations to it of Net Loss and Loss from Sale (or items thereof), and (D) the amount of any liabilities of that Member assumed by the Company or secured by any property contributed by that Member to the Company other than those taken into account in calculating Capital Contributions.

(3)The principles
governing the adjustments of Capital Accounts are intended to satisfy the capital account maintenance requirements of Regulation Section 1.704-1(b)(2)(iv) and shall be construed consistently therewith.

F.              Additional Provisions on Capital and Obligations of Members.

(1)No Member
gives up any of its rights to be repaid his or its Capital
Contributions in favor of any other Member.

(2)No Member
shall be paid interest on its Capital Account.

(3)No Member
shall have the right to demand and receive property other than cash in return of its Capital Contributions.

(4)No Member
shall have the right to demand and receive property of the Company in return of its Capital Contributions until the termination of the Company.

(5)The liability
of any Member for the losses, debts, liabilities and obligations of the Company shall be limited to paying its capital contributions when due under the Agreement, its share of any undistributed assets of the Company, and (only to the extent required by the Act) any amounts previously distributed to it from the Company.

6.                                           ALLOCATIONS AND DISTRIBUTIONS.

A.Net Income.

Net Income
shall be allocated among the Members in proportion to their respective Interests.

B.Net Loss and
Credits.

Net Loss and tax credits shall be allocated among the Members in proportion to their respective Interests.

C.Funds
Available for Distribution.

Fifty percent (50%) of the taxable income of the Company shall be paid to Aero Services International, Inc., on a quarterly basis beginning on June 30, 1996 (if such funds are available), until such time as Aero Services International, Inc. has received priority distributions in the amount of $150,000. Notwithstanding the foregoing, funds available for distribution as a result of the sale or other disposition of the capital assets of the Company other than in the ordinary course of business shall be paid to Aero Services International, Inc., until such time as total priority distributions to it total $150,000.

All other funds available for distribution shall be allocated and distributed among the Members in proportion to their respective
Interests at such time as the Members shall determine.

D.Gain from
Sale.

Gain from Sale
shall be allocated among the Members in proportion to their respective Interests.

E.Loss from
Sale.

Loss from Sale
shall be allocated among the Members in proportion to their respective interests.

       7. MANAGEMENT.

A.Manager.

The Company's business shall be managed by a Manager selected by a vote of Members with a majority of interests in the Company. The initial Manager shall be Peakwood Capital Corporation.

B.Management of
the Company.

The Manager
shall have full charge of the management, conduct and operation of the Company business in all respects and all matters and may delegate certain aspects of its duties to one or more agents or Members.

C.Compensation
and Reimbursement of Manager.

(1) Peakwood Capital Corporation shall receive $5,000 per month in compensation for services rendered to the Company as the Manager and for use by the Company of Peakwood Capital Corporation's office space and existing furniture and equipment.

(2)  The Manager
shall be entitled to charge to the Company, or to be reimbursed by the Company for, all expenses incurred by it in connection with Company business.

       8.   TELEMARKETING SERVICES.

  Aero Services International, Inc., shall be given priority consideration by the Manager to provide telemarketing services for the Company on an as needed basis. The Manager shall, on a case by case basis and in its sole discretion, determine whether the telemarketing services of Aero Services International, Inc., will be efficient, professional and in the best interests of the Company.

       9. AUTHORITY OF
          THE MEMBERS
          AND MANAGER
          TO ENGAGE IN
          OTHER
          BUSINESSES.
         Any of the Members and the Manager may engage in and/or possess an interest in other business ventures of any nature and description, independently or with others, whether or not in competition with the Company, including but not being limited to, the ownership, financing, leasing, operation, management, brokerage and/or development of franchises, including but not limited to Dun & Bradstreet Receivable Management Services franchises; and neither the Company nor any of the Members shall have any right by virtue of this Agreement in or to any independent venture or to any income or profits derived therefrom. Neither the Manager nor any Member shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character which, if presented to the Company, could be taken by the Company, and the Manager and each Member shall have the right to take for its own account (individually or as a trustee) or to recommend to others any such particular investment opportunity.

      10. ACCOUNTS, BOOKS, RECORDS, ACCOUNTING, REPORTS AND TAX MATTERS.

A.Bank Accounts.

The funds of the Company shall be deposited in the name of the Company in such bank or savings and loan accounts as may be designated by the Manager, and the Manager shall arrange for the appropriate conduct of such accounts, including the signatures to be required.

B.Books and
Records.

The Manager shall keep or cause to be kept complete and accurate books of account, in which shall be entered fully and accurately each and every transaction of the Company, and the records required to be maintained by the Company pursuant to the Act. The Company's books and records shall be maintained at the principal office of the Company or at such other place as the Manager may from time to time designate, and each Member shall at all reasonable times have access thereto and the right to inspect and copy for purposes related to the Company's business.

C.Tax Information.

The Manager shall use its best efforts to cause the Company to deliver to each Member within seventy-five (75) days after the end of each taxable year the information relating to the Company necessary for the preparation of the Member's federal income tax return.

D.Tax Elections.

The Manager may make all elections for federal income tax purposes.

E.Tax Matters Partner.

Peakwood Capital Corporation is designated as the "tax matters partner" for purposes of the Code. The Members may name a substitute or successor at any time.

      11.  INDEMNIFICATION AND EXCULPATION OF MEMBERS AND MANAGERS.

A.
Indemnification.

The Members and the Manager shall be indemnified and held harmless by the Company from any liability resulting from any act performed by or omission made by them on behalf of the Company, except for acts or omission of gross negligence or willful misconduct, to the fullest extent that a director or officer of a stock corporation may be indemnified and held harmless under Chapter
9 of Title 13.1 of the Virginia Code, 1950, as amended.

B.Exculpation.

The Members and Manager shall not be liable to the Company or to any Member for or as a result of any act, omission or error in judgement that was taken, omitted or made by the Members or Manager in accordance with the standards established by Section 12.1-1024.1 of the Act. In any proceeding brought or in the right of the Company or brought by or on behalf of Members of the Company, a Member or Manager shall have no liability for damages other than for willful misconduct or a knowing violation of the criminal law.

      12. ASSIGNABILITY OF COMPANY INTERESTS.

A.Limitations.

No Member may withdraw or resign from the Company, nor may any member make a Disposition of all or any part of her Interest without the prior written consent of the Members owning a majority of the Interests, including the Member proposing to withdraw, resign or make a Disposition.

B.Pledge or
Encumbrance of Interests.

No Member maypledge or encumber all or any part of its Interest, in any manner, whether voluntarily or involuntarily, by operation of law or otherwise, without the consent of the Members owning a majority of the Interests.

      13. DEATH,INCOMPETENCY, DISSOLUTION OR BANKRUPTCY OF A MEMBER.

A.
      Events.

Upon the death, incompetency, dissolution or Bankruptcy of a Member, the other Member shall have the option, exercisable by notice to the Successor in Interest within thirty (30) days after the event, to purchase the Member's entire interest.

B.Purchase
Price.

If a Member
having the option elects to purchase the interest of the deceased, incompetent, dissolved or Bankrupt Member, the purchase price shall be an amount equal to the Member's proportionate share of the amount by which the fair market value of all property owned by the Company, less a deemed 7% sales commission in the case of all assets customarily sold by an agent or broker, exceeds Company liabilities, with no value assigned to goodwill of the Company and with no discount for lack of marketability or minority interest.

      14. TERMINATION.

 A.
      Events Causing Dissolution and Winding Up.

Any of the following events shall cause the dissolution and winding up of the Company:

(1)  Consent in
writing by a majority in interest of the Members.

(2)  The sale
or other disposition of the Company.

(3)  Expiration
of the term set forth in Section 1B.

(4)  Any other
event causing dissolution under the Act unless a majority of the remaining Members agree to continue the business of the Company pursuant to Section 14B.

B.Election to
Continue Company.

An event set
forth in Section 14A shall not result in the dissolution, winding up and termination of the Company if, within ninety (90) days after the occurrence of that event, a majority in interest of the Members votes to continue the Company.

C.Winding Up
Company Affairs.

(1)  Upon the occurrence of any of the events specified in Section 14A(1) -
(3) or the events specified in Section 14A(4) and the failure of the Members to continue the business under Section 14B, the Manager shall wind up the affairs of the Company. After the payment of, or provisions for, all debts of the Company, the proceeds of the sale of the Company assets or the Company assets shall be distributed to the Members in accordance with their Capital Accounts. If any assets are distributed in kind, they shall be distributed on the basis of the fair market value thereof. Unless the Members otherwise agree, there shall be distributed to the Members as tenants-in-common, an undivided interest in the assets equal to the distributions to which they are entitled.

(2) If the Company is "liquidated" within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g), then the liquidating distributions shall be made by the later of (i) the end of the Company taxable year in which the liquidation occurs, or (ii) ninety (90) days after the date of liquidation.

(3) The Company shall terminate when all assets of the Company have been sold and/or distributed and all affairs of the Company have been wound up.

      15. AMENDMENTS.

       This Agreement may be amended by the Members in any manner with the approval of Members holding a majority of the Interests.

      16. MISCELLANEOUS PROVISIONS.

A.Governing Law.

This Agreement and the rights and liabilities of the parties shall be determined in accordance with the laws of the Commonwealth of Virginia.

B.Severability.

Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the terms or provisions within this Agreement.

C.Successors.

Subject to the limits on transferability contained herein, each and all of the covenants, terms provisions and agreements herein contained shall be binding upon and inure to the benefit of the successors, heirs, and assigns of the respective parties.

D.Entire
Agreement.

This Operating
Agreement embodies the entire agreement and understanding between the Members with respect to the subject matter hereof, and supersedes all prior agreements and understandings between such Members relating to the subject matter hereof. No amendment, modification, termination or waiver of any provision of this Agreement shall be affected unless the same shall be set forth in writing signed by Members holding a majority of the Interests.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.


MEMBERS:

PEAKWOOD
CAPITAL CORPORATION,
a Virginia corporation



 By:

Paul J. Head,
President




      AERO SERVICES INTERNATIONAL, INC., a Louisiana corporation



By:

R. Theodore
Brant, Chairman